Exhibit (d)(10)(v)

TRANSAMERICA FUNDS

AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

THIS AMENDMENT is made as of July 31, 2012 to the Investment Advisory Agreement dated as of June 15, 2004, as amended (the “Agreement”), between Transamerica Funds and Transamerica Asset Management, Inc. on behalf of Transamerica Large Cap Value (the “Fund”). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.	Fund Name Change. Any references to Transamerica Large Cap Value are revised to mean Transamerica Large Company, in response to the name change of the Fund, effective July 31, 2012.

In all other respects, the Investment Advisory Agreement dated as of as of June 15, 2004, as amended, is confirmed and remains in full force and effect.

The parties hereto have caused this amendment to be executed as of July 31, 2012.

TRANSAMERICA FUNDS

By:	/s/ Christopher A. Staples

Name:	Christopher A. Staples

Title:	Vice President

TRANSAMERICA ASSET MANAGEMENT, INC.

By:	/s/ Dennis P. Gallagher

Name:	Dennis P. Gallagher

Title:	Senior Vice President, General Counsel and Secretary